SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 24, 2002
(Date of Report)
Date of earliest event reported: June 20, 2002

Intuit Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, California 94043
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:
(650) 944-6000

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

Proposed Divestiture of Quicken Loans Business

On June 20, 2002, Intuit Inc. (“Intuit”) announced that it had signed a definitive agreement to sell its Quicken Loans mortgage business. When the transaction closes, Quicken Loans will become a wholly owned subsidiary of a newly created company and will continue to offer residential home mortgages and home equity loans under the Quicken Loans brand. The new company’s investors will be led by Dan Gilbert, chairman of Quicken Loans and founder of Rock Financial Corp. (the predecessor of Quicken Loans), which Intuit acquired in December 1999.

Based on the terms of the agreement, Intuit will receive cash, a note and multi-year licensing fees in exchange for all of the outstanding stock of Intuit’s Quicken Loans Inc. and Title Source Inc. subsidiaries. Intuit will also receive a 12.5 percent equity interest in the new company. The new company will license from Intuit use of the Quicken Loans trademark for its residential home loan and home equity loan products. In addition, the two parties have entered into a five-year distribution agreement through which Quicken Loans will provide mortgage services on Quicken.com. Intuit has also agreed to continue providing a line of credit to fund mortgage loans for a transition period of up to six months after the transaction closes. Such funding is customary in the mortgage origination market.

Intuit expects to treat the sale of the Quicken Loans business as a discontinued operation for accounting purposes. Accordingly, after the closing Intuit will amend its financial results for fiscal years 2000, 2001 and 2002 to reflect the exclusion of the results of the discontinued business.

Intuit purchased the Quicken Loans business in December 1999. Because the transaction was accounted for as a pooling of interests, Intuit’s current balance sheet reflects the current net value of the tangible assets it acquired, rather than the purchase price paid. Accordingly, there will be no write-off of intangible assets (such as goodwill) associated with the sale of the business. Intuit expects to recognize a small gain on divestiture that will be reflected in its GAAP (Generally Accepted Accounting Principles) financial results, because the consideration Intuit will receive exceeds the book value of the assets being sold. The transaction is expected to close within 90 days. The closing of the transaction is subject to standard closing conditions, including but not limited to various regulatory approvals.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2002	INTUIT INC.

	By:	/s/ GREG J. SANTORA

Greg J. Santora Senior Vice President and Chief Executive Officer

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